FORM OF OPINION OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

Exhibit 8.2

[                     ], 2007

News Corporation

1211 Avenue of the Americas

New York, New York 10036

Ladies and Gentlemen:

We have acted as special tax counsel to News Corporation, a Delaware corporation (the “Company”), in connection with the Agreement and Plan of Merger, dated July 31, 2007 (the “Merger Agreement”), by and among the Company, Ruby Newco LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company, Dow Jones & Company, Inc., a Delaware corporation, and Diamond Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Ruby Newco LLC.1

In rendering the opinion set forth herein, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Merger Agreement, the Ruby Newco Operating Agreement and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

Our opinion is conditioned on, among other things, the initial and continuing accuracy and completeness (which we have neither investigated nor verified) of the facts, information, covenants, representations and warranties set forth in the documents referred to above. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We also have assumed that the Transaction will be consummated in the manner contemplated by the Registration Statement, the Merger Agreement, the Ruby Newco Operating Agreement and other relevant documents.

In rendering our opinion, we have considered current provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions and Internal Revenue Service (“Service”) rulings, all

[1]	Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement.

News Corporation

[                     ], 2007

of which are subject to change, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect our conclusions. There can be no assurances, moreover, that the opinion expressed herein will be accepted by the Service or, if challenged, by a court.

Based solely upon and subject to the foregoing and the qualifications set forth in the Registration Statement, in our opinion, under current United States federal income tax law:

The statements in the Registration Statement under the caption “Certain U.S. Federal Income Tax Consequences,” insofar as such statements constitute a summary of the United States federal income tax consequences referred to therein, are accurate and fairly summarize in all material respects the United States federal income tax consequences referred to therein.

Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Transaction or any other transactions related thereto or contemplated thereby. This opinion has been furnished to you solely in connection with the Registration Statement and may not be relied upon by anyone else without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

The opinion expressed herein is as of the date hereof, and we disclaim any undertaking to advise you of changes of facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,